Pricing Term Sheet
Filed pursuant to Rule 433
File No. 333-133956
FINAL PRICING TERMS OF THE REPUBLIC OF TURKEY 7.50% NOTES DUE NOVEMBER 7, 2019

ISSUER:	The Republic of Turkey
SECURITIES:	7.50% Notes due November 7, 2019
PRICING DATE:	April 30, 2009
ISSUE FORMAT:	Global (SEC Registered)
EXPECTED RATINGS:	Ba3 (stable)/ BB- (stable)/ BB- (negative)
ISSUE SIZE:	USD 1,500,000,000
PRICE TO PUBLIC:	99.285%
TOTAL FEES:	USD 1,500,000 (0.10%)
PROCEEDS TO ISSUER:	USD 1,487,775,000
YIELD TO MATURITY:	7.600% per annum
SPREAD TO US TREASURY:	447.9 bps
BENCHMARK US TREASURY:	UST 2.750% due February 2019
INTEREST PAYMENT DATES:	November 7 and May 7, beginning on November 7, 2009
EXPECTED LISTING:	Luxembourg Stock Exchange
CUSIP/ISIN:	900123 BF6/US900123BF62
LEAD-MANAGERS/BOOKRUNNERS:	Banc of America Securities LLC and J.P. Morgan Securities Inc.
SETTLEMENT:	Expected May 7, 2009, through the book-entry facilities of The Depository Trust Company
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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322 and J.P. Morgan Securities Inc. at 1-212-834-4533.
The prospectus link is:
http://www.sec.gov/Archives/edgar/data/869687/000095012309007599/y75484e424b5.htm
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